Exhibit 99.1
P R E S S   A N N O U N C E M E N T
CONTACT:

Investor Relations: Tom Barth +1 (781) 280-4135 tobarth@progress.com	Press Relations: John Stewart +1 (781) 280-4101 jstewart@progress.com
Progress Software Appoints Jay Bhatt President and Chief Executive Officer
Former Autodesk, Inc. Senior Executive to Lead Progress Software’s
Next Phase of Growth
BEDFORD, MA, November 28, 2011 (BUSINESSWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive, today announced the appointment of accomplished software technology executive Jay Bhatt as its President and Chief Executive Officer, effective December 5, 2011. Mr. Bhatt will also be elected to the Progress Software Board of Directors.
Michael Mark, Chairman of the Progress Board of Directors, commented: “We are delighted to welcome Jay Bhatt to Progress Software. Jay has successfully driven the strategy and day-to-day operations of Autodesk’s largest vertical business unit for the past eight years. The Progress Board of Directors is in unanimous agreement that Jay has the right combination of experience, skills and talent to lead Progress Software and drive the company’s strategic vision and execution.”
“I am honored to be selected for this important role and thrilled to be joining Progress Software at this critical time in the company’s evolution,” said Jay Bhatt. “Progress has an excellent team, a large and impressive customer base, a loyal partner group and a very attractive portfolio of innovative products and solutions that enable businesses to become more responsive. I look forward to leading the company through the changing business landscape and strongly believe that Progress is positioned to succeed in the future with both a winning strategy and a technology portfolio that is critical to its partners and customers,” he added.
Prior to joining Progress Software, Jay Bhatt was responsible for Autodesk’s global Architecture, Engineering, and Construction (AEC) Solutions Division. In this role, Mr. Bhatt had responsibility for software development, marketing, product management, product design, business development, finance and human resources. Prior to this role, Mr. Bhatt led Autodesk’s Corporate Development, Business Development and Strategy functions, and was responsible for driving M&A, strategic partnerships and corporate strategic planning.
Beginning in 2000, Mr. Bhatt served as the Chief Financial Officer and Head of Corporate Development for Buzzsaw.com, Inc., which was acquired by Autodesk in 2001. Earlier in his career, he worked as an investment banker.

Mr. Bhatt received a Bachelor of Arts degree from the University of Pennsylvania, and a Juris Doctor degree from the University of California, Los Angeles (UCLA) School of Law.
Richard D. Reidy, who announced on August 1, 2011 that he would leave Progress Software once a successor was found, will step down as President and Chief Executive Officer and as a member of the Progress Software Board on December 5th.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
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